As filed with the Securities and Exchange Commission on May 18, 2007

Registration No. 333-142336

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

Amendment No. 2 to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ON2 TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	84-1280679 (I.R.S. Employer Identification No.)

21 Corporate Drive, Suite 103, Clifton Park, NY 12065
(518) 348-0099
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MATTHEW C. FROST
EVP, Legal and Business Affairs
On2 Technologies, Inc.
21 Corporate Drive, Suite 103
Clifton Park, New York 12065
(518) 348-0099
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jason H. Scott
McGuireWoods LLP
1345 Avenue of the Americas
7th Floor
New York, New York 10105

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐ ______________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐ ______________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE (1)

Title of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.01 par value (3)
Preferred Stock
Warrants
TOTAL	$60,000,000	100%	$60,000,000	$1,842
(1) Estimated in accordance with Rule 457 solely for the purpose of calculating the registration fee. Such amount in U.S. dollars or the equivalent thereof in other currencies, as shall result in an aggregate offering price for all securities of $60,000,000.
(2) Omitted pursuant to General Instruction II.D of Form S-3
(3) Includes an indeterminate number of Common Shares to be issued by On2 Technologies, Inc. upon exercise of the Warrants, for which no separate consideration will be received by On2 Technologies, Inc.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated May 18, 2007

PROSPECTUS
$60,000,000

ON2 TECHNOLOGIES, INC.

We may, from time to time, offer and sell up to a total of $60,000,000 of the following securities:

COMMON STOCK

PREFERRED STOCK

WARRANTS

Our common stock is quoted on the American Stock Exchange under the symbol “ONT.” On May 17, 2007, the last reported sales price of our common stock was $3.23 per share.

We may offer and sell our securities directly or to or through underwriters, agents or dealers. The supplements to this prospectus will describe the terms of any particular plan of distribution including the names of any underwriters, agents, dealers or placement agents.

This prospectus may not be used to carry out sales of our securities unless accompanied by a prospectus supplement. You should read this prospectus and the prospectus supplement carefully before you invest.

Investing in our securities involves risks. Beginning on page 4, we have listed a number of “Risk Factors” that you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ___________ ___, 2007

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (SEC) using a shelf registration process on Form S-3. Under this shelf registration, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $60,000,000.

Each time we sell securities, we will provide one or more prospectus supplements containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If information in the prospectus supplement is inconsistent with the information in the prospectus supplement, then the information in the prospectus supplement will apply and will supersede the information in this prospectus. You should read carefully this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before you invest.

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

You should not assume that the information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on its front cover.

Neither we nor anyone acting on our behalf is making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUMMARY

Because this is a summary, it may not contain all the information that may be important to you. You should read the entire prospectus carefully, including the risks of investing discussed under “Risk Factors,” beginning on page 4, and the financial statements included in our other filings with the Securities and Exchange Commission, before making an investment decision.

Our Business

We are a developer of video compression technology. We have developed a proprietary technology platform and the TrueMotion VPx family (e.g., VP5, VP6, VP7) of video compression/decompression ("codec") software to deliver high-quality video at the lowest possible data rates over proprietary networks and the Internet to set-top boxes, personal computers and wireless devices. Unlike many other video codecs that are based on standard compression specifications set by industry groups (e.g., MPEG-2 and H.264), our video compression software is based solely on intellectual property that we developed and own ourselves.

We offer the following suite of products and services that incorporate our proprietary compression technology:

Products	o Video codecs; o Audio codecs; and o Encoding and server software, for use with video delivery platforms

Services	o Customized engineering and consulting services; and o Technical support

Many of our customers are software developers who use our products and services chiefly to provide the following video-related products and services to end users:

TYPE OF CUSTOMER APPLICATION	EXAMPLES

Video and Audio Distribution over Proprietary Networks	o Providing video-on-demand services to residents in multi-dwelling units (MDUs) o Video surveillance

Consumer Electronic Devices	o Digital video players o Digital video recorders

Wireless Applications	o Delivery of video via satellite o Providing video to web-enabled cell phones and PDAs

Video and Audio Distribution over IP-based Networks (Internet)	o Video-on-demand o Teleconferencing services o Video instant messaging o Video for Voice-over-IP (VOIP) services

User-Generated Content (“UGC”) Sites
o Providing encoding software for use on UGC site operators’ servers
o Providing encoding software for users who are creating UGC
o Providing transcoding software to allow UGC site operators to convert video from one format to another

In addition, we have recently begun marketing encoding software for use either by end users or by developers who want to add video-encoding functionality to the software they have developed.

We earn revenue chiefly through licensing our software and providing specialized software engineering and consulting services to customers. In addition to up-front license fees, we often require that customers pay us royalties in connection with their use of our software. The royalties may come in the form of either a fee for each unit of the customer’s products containing the relevant On2 software products that are sold or distributed or payments based on a percentage of the revenues that the customer earns from any of its products or services that use our software. Royalties may be subject to guaranteed minimum amounts and/or maximum amounts (e.g., annual caps).

We have recently begun selling additional products and services that relate to our existing relationships with licensees. For instance, if a customer has licensed our software to develop its own proprietary video format and video players, we may sell encoding software to users who want to encode video for playback on our customers’ players or we may provide engineering services to companies that want to modify our customer’s software for use on a specific platform, such as a cell phone. As with royalties or revenue share arrangements, complementary sales of encoding software or engineering services should allow us to participate in the success of our customers’ products. For instance, if a customer’s video platform does well commercially, we would expect there to be a market for encoding software and/or engineering services in support of that platform.

As part of our strategy to develop complementary products that could allow us to capitalize on our customers' success, in April 2005 we completed the acquisition from Wildform, Inc. of its Flix line of encoding software. The Flix software allows users to encode video and other multimedia content for playback on Adobe® Flash® player, which is a widely distributed multimedia player.

Under our agreements with certain customers, we have retained the right to market products that complement those customer applications. These arrangements allow us to take advantage of our customers’ superior ability to produce and market end-to-end video products, while offering those customers the benefit of having us produce technologically-advanced products that should contribute to the success of their applications. As with arrangements in which we receive royalties, the ability to market complementary products can yield revenues in excess of any initial, one-time license fee. In instances where we have licensed our products to well-known customers, our right to sell complementary products may be very valuable. But unlike royalties, which we receive automatically without any additional effort on our part, the successful sale of complementary products requires that we effectively execute an end-user product development and marketing program. Until recently, we have generally produced software targeted at developers, who integrate our software into their products, and developing and marketing products aimed at end users is therefore a relatively new business for us.

We have recently experienced an increased interest by site operators of user generated content (“UCG”) and device manufacturers to allow users to access UGC content by means of mobile devices, set-top boxes, and other devices. Many of the UGC sites use Flash 8 VP6 video, and while Flash 8 video is available on a vast number of PCs, it is just now beginning to become available on chip-based devices, such as mobile devices and set top boxes. We are therefore witnessing a twofold demand: to integrate Flash 8 video onto non-PC platforms and, until most devices can play Flash 8 content, to provide transcoding software that allows Flash 8 content to be decoded and re-encoded into a format that is supported on devices, such as the 3GPP standard. We are actively working to provide solutions for both of these demands and plan to continue to respond as necessary to the evolution and migration of Flash video.

Unless stated otherwise, references in this prospectus to “On2”, the “Company”, “we”, “our”, or “us” refers to On2 Technologies, Inc., a Delaware corporation, and its subsidiaries. Each trademark, trade name, or service mark of any other company appearing in this prospectus belongs to its holder.

Our principal executive offices are located at 21 Corporate Drive, Suite 103, Clifton Park, New York 12065. The telephone number at our principal executive office is (518) 348-0099.

RISK FACTORS

You should carefully consider the following risks and uncertainties and any risk factors in any accompanying prospectus supplement and in our reports to the SEC incorporated by reference into this prospectus, as well as the other information included or incorporated by reference in this prospectus and any accompanying prospectus supplement, before deciding whether to purchase our securities.

We may need to obtain additional cash to operate our business and to be able to execute our business plan.

Since our inception, we have incurred significant losses and negative cash flow from operations, and as of March 31, 2007, we had an accumulated deficit of approximately $125.3 million. On February 28, 2007, we had cash reserves of approximately $5,300,000. During fiscal 2007, we expect to meet our working capital obligations and other cash requirements with cash derived from the sale of our products and services and from our cash reserves. There can be no assurance, however, that cash derived from the sale of our products and services will be sufficient for our operating needs or that we will be able to achieve profitability on a consistent basis. In the event that cash used in operations is higher than anticipated and we are unable to secure additional funding, in order to preserve cash, we would be required to further reduce expenditures and effect further reductions in our corporate infrastructure, either of which could have a material adverse effect on our ability to continue our current level of operations. Even if we obtain additional working capital in the near future, to the extent that operating expenses increase or we need additional funds to make acquisitions, develop new technologies or acquire strategic assets, the need for additional funding may be accelerated and there can be no assurances that any such additional funding can be obtained on terms acceptable to us, if at all.

If we cannot generate sufficient positive cash flows from our operations in the future, our operating results and our stock price may be negatively impacted.

We currently do not generate sufficient revenues to offset our operating costs. Moreover, as we continue to expand our product and service offerings to maintain our competitive advantage, we may be required to incur additional costs to hire and retain additional personnel, license complementary third party technology for use in our proprietary software or expand both our international and domestic presence to enter new markets. These costs may significantly increase our current level of monthly operating expenses. Failure to generate sufficient capital through both our revenue streams and financings may require us to execute additional corporate restructurings, scale back our product or service offerings or limit the markets into which we enter. Any of these items, or a combination thereof, could have a harmful effect on our operating results and our stock price.

We have a history of losses and negative cash flow from operations and anticipate continued losses.

We have not achieved profitability, and it is a possibility that we will continue to incur operating losses for the foreseeable future as we fund operating and capital expenditures in implementing our business plan. Our business model assumes that consumers will be attracted to and use broadband-specific video compression technology to access content available on customer Web sites or over proprietary networks that will, in turn, allow us to provide our technology solutions to customers. Our business model is not yet proven, and we cannot assure you that we will ever achieve or sustain profitability or that our operating losses will not increase in the future. Our business strategy may be unsuccessful and we may not be able to adequately address all or any of these risks. Even if we are able to achieve profitability, we may be unable to sustain or increase our profitability. In either case, our operating results and liquidity would be harmed.

Our stock price may fluctuate for reasons beyond our control, which could result in losses on your investment in our stock.

Fluctuations in the market price of our common stock may adversely affect our access to capital and financing and our ability to attract and retain qualified personnel. Historically, our common stock price has fluctuated widely, with a 52-week range as of April 20, 2007 of $0.55 to $2.77. We expect fluctuations to continue in the future for a number of reasons, including:

o	quarterly variations in our operating results;
o	competitive announcements;
o	the operating and stock price performance of other companies that investors may deem comparable to us;
o	news relating to trends in our markets; and
o	changes in financial estimates by securities analysts or failure to meet analyst estimates.

In addition, the stock market generally has experienced significant price and volume fluctuations, and the market prices of companies in our industry have been highly volatile. Due to the volatility of the stock market generally, the price of our common stock could fluctuate for reasons beyond our control.

If we are unable to continue to attract, retain and motivate highly skilled employees, we may not be able to execute our business plan.

Our ability to execute our growth plan and be successful depends on our continuing ability to attract, retain and motivate highly skilled employees. As we continue to grow, we will need to hire additional personnel in all operational areas. We may be unable to retain our key employees or attract, assimilate or retain other highly qualified employees in the future. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, customers could experience delays in service, which could, in turn, adversely affect our operating results and revenue. Additionally, retention of highly skilled employees may require additional personnel costs or the issuance of certain equity compensation. These factors would reduce profitability and the price of our common stock.

Strategic acquisitions could have a dilutive effect on your investment. Failure to make accretive acquisitions and successfully integrate them could adversely affect our future financial results.

As part of our growth strategy, we may seek to acquire or invest in complementary businesses or technologies. Our goal is to make such acquisitions, integrate these acquired assets into our operations and expand the market for our products and services and possibly offer additional products or services. The process of integrating these acquired assets into our operations may result in unforeseen operating difficulties and expenditures, and may absorb significant management attention that would otherwise be available for the ongoing development of our business. We cannot be certain that the anticipated benefits of any acquisitions will be realized. Acquisitions also involve other risks, including entering geographic markets in which we have no or limited prior experience and the potential loss of key employees.

In addition, future acquisitions by us could result in potentially dilutive issuances of equity securities, the incurrence of debt and contingent liabilities and amortization expenses related to intangible assets, any of which can materially and adversely affect our operating results and financial position. We cannot be certain that we will be able to obtain the capital necessary to consummate acquisitions or alliances on satisfactory terms, if at all. Further, any businesses that we acquire will likely have their own capital needs, which may be significant, which we could be called upon to satisfy independent of the acquisition price.

Much of our technology relies on owned or licensed intellectual property, and if such rights are not protected from the use of others, including potential competitors, our business prospects may be harmed.

The failure to protect our intellectual property could seriously harm our businesses and prospects because we believe that our technology is unique and that its proprietary nature is critical to our success. If our prospects are harmed, the price of our common stock may decline because we may be less attractive to investors. Our efforts to protect our intellectual property through trademarks, copyrights, patents, trade secret laws, access to information and confidentiality agreements may not be adequate to protect our proprietary rights. Even with all of these precautions, it could be possible for someone else to either copy or otherwise obtain and use our proprietary information without our authorization or to develop similar technology independently. In addition, effective trademark, copyright and trade secret protection may not be available in every country in which our products and services are made available, and policing unauthorized use of our proprietary information is difficult and expensive. We cannot be sure that the steps we have taken will prevent misappropriation of our proprietary information. In the future, we may need to go to court to either enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. That litigation might result in substantial costs and diversion of resources and management attention.

Although we do not currently license material third party technologies the loss of which could adversely affect our business, we do from time to time license from third parties technologies incorporated into some of our products and services. As we continue to introduce new services that incorporate new technologies, we may be required to license additional technology from others. We cannot be sure that these third-party technology licenses will continue to be available on commercially reasonable terms, if at all.

The broadband video services and technology markets are highly competitive, and our failure to compete effectively could hurt our revenue and reduce our gross margins and profitability.

We face significant competition in the market for our technology and services. In establishing our broadband strategy, we face a number of strong, firmly entrenched competitors, who are currently providing similar services to low-bandwidth users and high-bandwidth users and have greater financial, technical and marketing resources than us. These and other companies have announced plans to provide broadband video-based services and technology. In addition to competition from other Internet content and technology companies, well-established media distribution companies, particularly in the cable television and satellite markets, have established, and continue to seek to establish, interactive, on-demand digital services through the development of sophisticated digital set-top technology and related back-end server systems. Those competitors could cause us to lose customers and impair our ability to attract new customers.

If we fail to keep pace with technological advances in our industry or if we pursue technologies that do not become commercially accepted, customers may not buy our products and our revenue may decline.

Our future success depends, in large part, on our ability to use leading technologies effectively, to develop our technological expertise, to enhance our existing services and to develop new services that meet changing customer needs on a timely and cost-effective basis. We are unable to predict which technological developments will challenge our competitive position or the amount of expenditures that will be required to respond to a rapidly changing technological environment. Our failure to respond in a timely and effective manner to new and evolving technologies could have a negative impact on our operating results and financial condition.

Regulatory changes in the Internet industry involve uncertainties, and the resolution of these uncertainties could adversely affect our business by raising our costs or reducing potential revenues.

Although we are not currently subject to direct regulation by any governmental agency other than rules and regulations that apply to businesses generally and any export and import controls that may apply to our products, laws and regulations specifically pertaining to the Internet are new and developing. These laws, when enacted, may require us to comply with new procedures or limit the scope of our technology or services, which could raise our expenses or reduce our revenues. The developing laws and regulations govern matters such as online content, intellectual property, user privacy, e-commerce, information security and taxation. Moreover, we may be liable to third parties for any content that we encode, distribute or make available on our website if that content violates a third party's intellectual property rights or violates any applicable laws, such as obscenity laws or defamation laws. In addition, the applicability of existing laws to the Internet is uncertain and evolving.

Effects of anti-takeover provisions could inhibit potential investors or delay or prevent a change of control that may favor you.

Some of the provisions of our certificate of incorporation, our bylaws and Delaware law could, together or separately:

o	discourage potential acquisition proposals;
o	delay or prevent a change in control; and
o	limit the price that investors might be willing to pay in the future for shares of our common stock.

In particular, our board of directors is authorized to issue up to 20,000,000 shares of preferred stock (less any outstanding shares of preferred stock) with rights and privileges that might be senior to our common stock, without the consent of the holders of the common stock.

We have never paid common stock dividends and do not anticipate paying common stock dividends in the foreseeable future.

We currently intend to retain earnings, if any, to support our growth strategy. We do not anticipate paying dividends on our common stock in the foreseeable future.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Statements made in this prospectus, other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance, including statements relating to products, customers, suppliers, business prospects and effects of acquisitions. In some cases, forward-looking statements can be identified by terminology such as “may,” “might,” “will,” “would,” “should,”“could,” “expect,” “anticipate,” “assume”, “intend,” “plan,” “believe,” “estimate,” “potential, ” “possible,” or “continue,” the negative of these terms or other comparable terminology.

These statements involve a number of risks and uncertainties, including incomplete or preliminary information; changes in government regulations and policies; continued acceptance of our products and services in the marketplace; competitive factors; technological changes; our dependence upon third-party suppliers; intellectual property rights; business and economic conditions generally; and other risks and uncertainties including those set forth below under “Risk Factors” that could cause actual events or results to differ materially from any forward-looking statement. The following information should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K for the fiscal year ended December 31, 2006, filed with the Securities and Exchange Commission on March 23, 2007.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus and are based on information currently and reasonably known. We undertake no obligation to revise or update publicly any forward-looking statements that may be made to reflect events or circumstances that occur after the date of this prospectus or to reflect the occurrence or effect of anticipated or unanticipated events.

USE OF PROCEEDS

Unless the applicable prospectus supplement states otherwise, we will use the net proceeds we receive from the sale of our securities for general corporate purposes, which may include, among other things, working capital, capital expenditures or the financing of possible acquisitions. The prospectus supplement relating to a particular offering of securities by us will identify the use of proceeds for that offering.

PLAN OF DISTRIBUTION

We may sell the securities being offered by this prospectus:

▪	directly to purchasers;

▪	through agents;

▪	to or through underwriters;

▪	through dealers;

▪
through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction; or

▪	through a combination of any of these methods of sale.

We may effect the distribution of the securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:

▪	at market prices prevailing at the times of sale;

▪	at prices related to prevailing market prices; or

▪	at negotiated prices.

We will describe the method of distribution of the securities in the prospectus supplement.

We may directly solicit offers to purchase the securities offered by this prospectus. Agents designated by us from time to time may solicit offers to purchase the securities. We will name any agent involved in the offer of sale of the securities and set forth any commissions payable by us to an agent in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an "underwriter" of the securities as that term is defined in the Securities Act of 1933, as amended (the "Securities Act").

If we use an underwriter or underwriters in the sale of securities, we will execute an underwriting agreement with the underwriter or underwriters at the time we reach an agreement for sale. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. This compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of the securities may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. We will describe any of these activities in the prospectus supplement.

If a dealer is used in the sale of the securities, we or an underwriter will sell securities to the dealer, as principal. The dealer may resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any direct sales, including the terms of any bidding or auction process.

Agreements we enter into with agents, underwriters and dealers may entitle them to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of these liabilities. The prospectus supplement will describe the terms and conditions of indemnification or contribution.

We may authorize underwriters, dealers and agents to solicit offers by certain institutional investors to purchase offered securities under contracts providing for payment and delivery on a future date specified in the prospectus supplement. The prospectus supplement will also describe the public offering price for the securities and the commission payable for solicitation of these delayed delivery contracts. Delayed delivery contracts will contain definite fixed price and quantity terms. The obligations of a purchase under these delayed delivery contracts will be subject to only two conditions:

▪	that the institution's purchase of the securities at the time of delivery of the securities is not prohibited under the law of any jurisdiction to which the institution is subject; and

▪	that we shall have sold to the underwriters the total principal amount of the offered securities, less the principal amount covered by the delayed contracts.

To the extent permitted by and in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with an offering an underwriter may engage in over-allotments, stabilizing transactions, short covering transactions and penalty bids. Over-allotments involve sales in excess of the offering size, which creates a short position. Stabilizing transactions permit bids to purchase the underlying common stock so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the common stock in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim the selling concession from a dealer when the common stock originally sold by the dealer is purchased in a covering transaction to cover short positions. Those activities may cause the price of the common stock to be higher than it would be otherwise. If commenced, the underwriters may discontinue any of the activities at any time.

No securities may be sold under this prospectus without delivery, in paper format, in electronic format on the Internet, or both, of the applicable prospectus supplement describing the method and terms of the offering.

DESCRIPTION OF CAPITAL STOCK

We are incorporated in the State of Delaware. The rights of our stockholders are generally covered by Delaware law and our certificate of incorporation and our bylaws. The terms of our capital stock are therefore subject to Delaware law, including the Delaware General Corporation Law (“DGCL”) and the common and constitutional law of Delaware. Our certificate of incorporation was filed as Exhibit 3.1 to our Annual Report on Form 10-K filed on April 1, 2001 and our bylaws were filed as Exhibit 3.2 to our Annual Report on Form 10-K filed on March 15, 2002.

We are authorized to issue up to 150,000,000 shares of Common Stock, par value $0.01 per share and 20,000,000 shares of preferred stock, par value $0.01 per share. Of the 150,000,000 authorized shares of Common Stock, as of April 23, 2007, 109,825,677 shares were issued and outstanding, representing 73% of the total authorized shares of our Common Stock. Our Common Stock is quoted on the American Stock Exchange under the symbol “ONT.” Of the 20,000,000 authorized shares of preferred stock, as of April 23, 2007, 891 shares of were issued and outstanding. The outstanding shares of preferred stock are convertible into 1,280,832 shares of our Common Stock and have an aggregate liquidation value of $2,843,447.

Meetings

Meetings of our stockholders are held at least annually. Unless waived, a written or printed notice must be mailed to each stockholder entitled to vote not less than 10 nor more than 60 days before the date of the meeting. The presence in person or by proxy of the holders of record of a majority of shares entitled to vote constitutes a quorum for the transaction of business at meetings of stockholders. Special meetings of the stockholders may be called for any purpose by our President or by our Board of Directors, and shall be called by the President at the request of the holders of not less than 10% of all outstanding shares entitled to vote at the meeting.

Preferred Stock

The following description of the terms of the preferred stock sets forth certain general terms and provisions of our authorized preferred stock under this prospectus. If we issue preferred stock, the specific designations and rights will be described in the prospectus supplement and a description will be filed with the Securities and Exchange Commission.

Our Board of Directors can, without approval of shareholders, issue one or more series of preferred stock. The Board of Directors can also determine the number of shares of each series and the rights, preferences and limitations of each series including the maximum number of shares in the series, designation, voting rights, conversion rights, redemption rights and any liquidation preferences, and the terms and conditions of issue. Under certain circumstances, preferred stock could restrict dividend payments to holders of our Common Stock. The preferred stock will, when issued, be fully paid and non-assessable.

The transfer agent, registrar, and dividend disbursement agent for a series of preferred stock will be named in a prospectus supplement. The registrar for preferred stock will send notices to shareholders of any meetings at which holders of the preferred stock have the right to elect directors or to vote on any other matter or if notice is otherwise required to be given to holders of the preferred stock.

Common Stock

All shares of Common Stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by shareholders. Cumulative voting in the election of directors is not permitted; which means that the holders of a majority of the issued and outstanding shares of Common Stock represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors if they so choose and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any directors.

The shares of our Common Stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and nonassessable shares.

In the event of liquidation of the Company, each shareholder is entitled to receive a proportionate share of the Company's assets available for distribution to shareholders after the payment of liabilities and after distribution in full of preferential amounts, if any, to be distributed to holders of the preferred stock. All shares of the Company's Common Stock issued and outstanding are fully-paid and nonassessable.

Holders of shares of Common Stock are entitled to share pro rata in dividends and distributions with respect to the Common Stock when, as and if declared by the Board of Directors out of funds legally available therefor, after requirements with respect to preferential dividends on, and other matters relating to, the preferred stock, if any, have been met. The Company has not paid any dividends on its Common Stock and intends to retain earnings, if any, to finance the development and expansion of its business. Future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, capital requirements and the financial condition of the Company.

Anti-Takeover Provisions

Our certificate of incorporation and bylaws and the DGCL include a number of provisions which may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include authorized blank check preferred stock, restrictions on business combinations and the availability of authorized but unissued common stock.

Blank Check Preferred Stock. Our Board of Directors is authorized to issue up to 20,000,000 shares of preferred stock (less any outstanding preferred stock) with rights and privileges that might be senior to our common stock, without the consent of the holders of our common stock.

Delaware Business Combination Statute. Section 203 of the DGCL prevents an “interested stockholder” from engaging in a “business combination” with a Delaware corporation for three years following the date the person became an interested stockholder, unless:

•
prior to the date the person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•
upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns stock having at least 85% of all voting power of the corporation at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

•
on or subsequent to the date of the transaction in which the person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of all voting power not attributable to shares owned by the interested stockholder.

The statute defines a “business combination” to include:

•	any merger or consolidation involving the corporation and an interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested stockholder of 10% or more of the assets of the corporation;

•	subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder;

•
any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the interested stockholder; or

•	the receipt by an interested stockholder of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

For purposes of the definition of a “business combination,” the term “corporation” also includes the corporation’s majority-owned subsidiaries.

In addition, Section 203 defines an “interested stockholder,” generally, as any person that owns stock having 15% or more of all voting power of the corporation, any person that is an affiliate or associate of the corporation and owned stock having 15% or more of all voting power of the corporation at any time within the three-year period prior to the time of determination of interested stockholder status, and any affiliate or associate of such person.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the Company's Common Stock is Corporate Stock Transfer, Inc., 370 Seventeenth Street, Suite #2350, Denver, Colorado 80202.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common shares. Warrants may be issued independently or together with common shares offered by any prospectus supplement and may be attached to or separate from any of the offered common shares. Each warrant will entitle the holder to purchase the principal amount of common shares at the exercise price and in the manner specified in the prospectus supplement relating to those warrants. We will file the form of warrant, and any unit agreement, with the Securities and Exchange Commission in connection with any offering of warrants.

The prospectus supplement relating to a particular issuance of warrants will describe the terms of the warrants, including the following:

o	the title of the warrants;

o	the offering price for the warrants, if any;

o	the aggregate number of the warrants;

o	if applicable, the date from and after which the warrants and any common shares issued with the warrants will be separately transferable;

o	the date on which the right to exercise the warrants commences and the date on which the right expires;

o	the number of common shares purchasable upon exercise of a warrant and the price at which the shares may be purchased upon exercise;

o	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

o	the currency or currency units in which the offering price, if any, and the exercise price are payable;

o	if applicable, a discussion of material United States federal income tax considerations;

o	information with respect to book-entry procedures, if any;

o	the antidilution provisions of the warrant, if any;

o	the redemption or call provisions, if any, applicable to the warrants; and

o	any additional terms of the warrant, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

VALIDITY OF SECURITIES

The validity of the securities in respect of which this prospectus is being delivered will be passed upon for us by McGuireWoods LLP. William A. Newman, a partner of McGuireWoods LLP, is one of our directors and beneficially owns 556,811 shares of our Common Stock.

EXPERTS

The financial statements as of and for the year ended December 31, 2006 incorporated in this prospectus by reference to the 2006 Annual Report on Form 10-K of On2 Technologies, Inc. have been so incorporated in reliance on the report of Eisner LLP, independent registered public accounting firm, given on the authority of the said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission. The registration statement contains more information than this prospectus regarding us and our securities, including certain exhibits and schedules.

You may read and copy this information at the Public Reference Room of the Securities and Exchange Commission located at 100 F Street, N.E., Washington, D.C. 20549.

You may also obtain copies of this information at prescribed rates by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.

The Securities and Exchange Commission also maintains a website on the Internet that contains reports, proxy and information statements and other information about issuers, like us, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

You can also inspect reports, proxy statements and other information about us at the offices of The American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus information we file with the Securities and Exchange Commission in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information may include documents filed after the date of this prospectus which update and supersede the information you read in this prospectus. We incorporate by reference the documents listed below, except to the extent information in those documents is different from the information contained in this prospectus. We also incorporate by reference all future documents filed with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we terminate the offering of shares of our securities offered by this prospectus.

The following document filed by us with the Securities and Exchange Commission is incorporated by reference into the prospectus:

•	our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 12, 2007;

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission on March 23, 2007;

•	Amendment No. 1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission on April 30, 2007;

•	Amendment No. 2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission on May 10, 2007; and

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007 filed with the Securities and Exchange Commission on May 15, 2007.

You may request a copy of any of these filings at no cost, by writing or calling us at the following address or telephone number:

On2 Technologies, Inc., 21 Corporate Drive Clifton Park, New York 12065 (518) 348-0099

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, if any, payable by On2 in connection with the issuance and distribution of the shares of securities being registered. All amounts are estimates except the SEC registration fee.

Registration Fee	$1,842
Printing	$50,000
Accounting Fees and Expenses	$10,000
Legal Fees and Expenses	$30,000
Miscellaneous	$8,158
Total	$95,000

Item 15.  Indemnification of Directors and Officers

Section 145 of Delaware General Corporation Law (the “DGCL”) allows for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article XI of our amended and restated certificate of incorporation and Article IX of our bylaws authorize indemnification of our directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. We maintain liability insurance for the benefit of our directors and certain of our officers.

The above discussion of the DGCL and of our amended and restated certificate of incorporation, bylaws and indemnification agreements is not intended to be exhaustive and is qualified in its entirety by such statutes, amended and restated certificate of incorporation, bylaws and indemnification agreements.

Item 16.  Exhibits

Exhibit No.	Description
5.1	Opinion of McGuireWoods llp **
23.1	Consent of Eisner LLP *
23.2	Consent of McGuireWoods llp (contained in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)

* Filed herewith.
** Previously filed.

Item 17.  Undertakings

(a) The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrants pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A)   Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)   Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in the registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)   If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)   That, for the purpose of determining any liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the   undersigned registrant to the purchaser.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant agrees that it will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7)

(i)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on May 18, 2007.

ON2 TECHNOLOGIES, INC.

By:	/s/ Bill Joll
Bill Joll
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Bill Joll and Matthew C. Frost, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any or all amendments (including post effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Bill Joll	Director, President, and Chief Executive Officer (Principal Executive Officer)	May 18, 2007
Bill Joll

/s/ Anthony Principe	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	May 18, 2007
Anthony Principe

/s/ William A. Newman	Director	May 18, 2007
William A. Newman

/s/ Mike Kopetski	Director	May 18, 2007
Mike Kopetski

/s/ Thomas Weigman	Director	May 18, 2007
Thomas Weigman

/s/ J. Allen Kosowsky	Director	May 18, 2007
J. Allen Kosowsky

/s/ Michael J. Alfant	Director	May 18, 2007
Michael J. Alfant

/s/ Afsaneh Naimollah	Director	May 18, 2007
Afsaneh Naimollah

/s/ James Meyer	Director	May 18, 2007
James Meyer

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	Common Stock Purchase Warrant, dated as of August 24, 2006. **
5.1	Opinion of McGuireWoods LLP *
10.1	Securities Purchase Agreement, dated as of August 24, 2006. **
10.2	Registration Rights Agreement, dated as of August 24, 2006 **
10.3	Stockholder Voting Agreement **
23.1	Consent of Eisner LLP ***
23.2	Consent of McGuireWoods llp (contained in opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included on the signature page of this registration statement)
99.1	On2Technologies, Inc. Press Release announcing transactions, dated August 25, 2006. **

*Previously filed.
**Incorporated by reference to the current Report on Form 8-K filed with the Securities and Exchange Commission on August 25, 2006 (File No. 333-001-15117).
*** Filed herewith.